UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 7, 2009 (December 31, 2008)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As disclosed in the Form 8-K filed on April 11, 2008 by Kimball International, Inc. (the "Company"), the Company had signed a conditional agreement (the "Agreement") to sell and lease back the facilities and real estate that house its current Poland operations.  The Company planned to lease back the building until December 2011 at which time it will have completed the consolidation of its European operations into a newly constructed facility in Poland. The closing on the sale of the existing Poland facility was expected to occur before December 31, 2008. The buyer was unable to close the transaction and thus the gain on the sale disclosed in the April 11th Form 8-K will not be recognized in the Company's fiscal year 2009 second quarter. Pursuant to the Agreement, the Company is entitled to retain approximately 1.4 million Euros (or approximately $1.9 million USD) of the deposit funds held by the Company which will be recorded as pre-tax income in the Company's second quarter of fiscal year 2009.

The Company will continue to market the facilities and real estate.

Since the Company had planned to lease back the facilities for approximately the next 36 months until all production of the Poland operation has been transferred to the new facility, there will be savings realized by the elimination of lease payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider
ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: January 7, 2009